Exhibit 99.1

NEWMARKET CORPORATION REPORTS

STRONG IMPROVEMENT IN EARNINGS AND OTHER SIGNIFICANT ACHIEVEMENTS FOR THE YEAR 2007

•	Recurring 2007 earnings up 42% over 2006

•	Recurring Q4 2007 earnings up 64% over Q4 2006

•	Record petroleum additives earnings achieved in 2007

•	Repurchased $83.2 million of common stock without additional borrowing

•	Began construction of multistory office building for MeadWestvaco Corporation

•	Increased dividend 60% in fourth quarter 2007

Richmond, VA, January 31, 2008 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report and update of the company’s operations for the fourth quarter and year 2007.

We are pleased to report to you that 2007 was a very successful year for NewMarket including a significant improvement in earnings. The increase in earnings reflects the strong performance of the petroleum additives operations in 2007.

Earnings from continuing operations for the year 2007, excluding special items, improved to $69.0 million, or $4.07 per share, an increase of 42 percent over earnings on the same basis last year of $48.5 million, or $2.78 per share. Including all items, net income for the year was $95.3 million, or $5.62 per share, compared to net income for the year 2006 of $57.5 million, or $3.30 per share.

Earnings from continuing operations, excluding special items, for the fourth quarter 2007 improved to $15.4 million, or $0.96 per share, an increase of 64 percent over earnings on the same basis for the fourth quarter 2006 of $9.4 million, or $0.53 per share. Including all items, net income for the fourth quarter 2007 was $27.0 million, or $1.68 per share compared to net income in 2006 of $4.5 million, or $0.26 per share.

Net income for the fourth quarters and years 2007 and 2006 include significant special items. The year 2007 special items include the gain of $16.8 million associated with the termination of the TEL marketing agreement with Innospec Inc. The year 2007 results also include a tax benefit of $9.5 million primarily associated with the adjustment of taxes previously provided on the undistributed earnings of certain of our foreign subsidiaries. Last year’s special items include the benefit of certain settlement gains, a loss on extinguishment of debt and certain other gains totaling a net benefit of $9 million. These special items are reflected separately for clarification in the Summary of Earnings schedule at the end of this press release.

The petroleum additives operations continued its strong performance in 2007 with sales increasing to $1.4 billion, an increase of nine percent over sales for 2006 of $1.3 billion. Operating profit for 2007 of $129.4 million was up 29 percent over operating profit of $100.3 million before special items for the year 2006. Petroleum additives operating profit for the fourth quarter of this year of $28.7 million represents an increase of 46 percent over fourth quarter 2006 operating profit of $19.6 million, before special items. The improved results reflect our commitment to supply our customers with top quality products coupled with unique technical and marketing solutions. These solutions include the introduction of new products including products which utilize more cost effective solutions for our customers. This benefits both our customers and ourselves. These actions, together with the benefit of price increases needed to reestablish margins, have contributed to the improved results.

The year and fourth quarter 2007 also continue to benefit from our debt restructuring completed in December 2006. The benefit of lower debt cost was about $3.5 million before taxes for the year 2007, including a fourth quarter benefit of $0.7 million.

The company repurchased $83.2 million of its common stock during 2007, consisting of 1,739,700 shares at an average price of $47.82 per share. Of that total, 622,596 shares were repurchased at a cost of $33.2 million during the fourth quarter of this year. The purchases were accomplished using company funds with no additional borrowings.

On October 25, 2007, the Board of Directors of NewMarket Corporation declared a quarterly dividend in the amount of 20 cents per share on the common stock of the corporation. That dividend represented an increase of 7.5 cents per share, or 60 percent over the previously paid dividend.

Also during this year, our wholly owned subsidiary, Foundry Park I LLC, began the construction phase of the multistory office building for MeadWestvaco. The project will primarily be funded through additional borrowing. We expect to borrow approximately 85 percent of the construction costs. The project is expected to be completed by the end of 2009 and begin making a positive contribution to our earnings.

Our outstanding results in 2007 are a result of the extraordinary efforts of the dedicated NewMarket employees around the world reflecting their commitment to partner with our customers through innovative products and services. We are in a strong financial position supported by our core business in petroleum additives and are well positioned for the opportunities and challenges ahead.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the Fourth Quarter and Year:

As noted, net income for both the fourth quarters and years 2007 and 2006 include certain special items. The 2007 special items include the settlement of the arbitration actions with Innospec and the resulting gain on termination of the TEL marketing agreements. Following the settlement and termination of the TEL marketing agreements, it was determined that the continuing operations of our TEL business no longer represented a significant segment. The gain on settlement and termination of the TEL agreements and their previous operations are reflected as discontinued operations. The other special item in 2007 primarily represents a reversal of deferred tax provisions previously provided on the undistributed earnings of certain of our subsidiaries following the company’s determination that no dividends would be paid by these foreign subsidiaries for the foreseeable future. The special items for 2006 are also disclosed in the table below.

The company has reported net income including special items, as well as income from continuing operations, excluding special items, and related per share amounts in this release. The company believes that even though income from continuing operations, excluding special items, is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the company’s performance. The company believes earnings excluding these items enhances period to period comparability. The company believes that income from continuing operations, excluding special items, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to income from continuing operations, excluding special items.

	Fourth Quarter Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Net Income
Net income	$27.0	$4.5	$95.3	$57.5
Special items:
Discontinued operations including 2007 gain on settlement and termination of TEL Marketing Agreements	—	(1.1)	(16.8)	(5.2)
Adjustment of income tax provision	(11.6)	—	(9.5)	—
Earn-out agreement income	—	—	—	(3.3)
Gain on sale of property	—	—	—	(2.0)
Settlements-net benefit	—	(1.0)	—	(5.5)
Loss on extinguishment of debt	—	7.0	—	7.0

Income from continuing operations excluding special items	$15.4	$9.4	$69.0	$48.5

Diluted Earnings Per Share:
Net income	$1.68	$0.26	$5.62	$3.30
Special items:
Discontinued operations including 2007 gain on settlement and termination of TEL Marketing Agreements	—	(0.07)	(0.99)	(0.30)
Adjustment of income tax provision	(0.72)	—	(0.56)
Earn-out agreement income	—	—	—	(0.19)
Gain on sale of property	—	—	—	(0.12)
Settlements-net benefit	—	(0.06)	—	(0.31)
Loss on extinguishment of debt	—	0.40	—	0.40

Income from continuing operations excluding special items	$0.96	$0.53	$4.07	$2.78

As a reminder, a conference call and Internet web cast is scheduled for 10 a.m. EST on Friday, February 1, 2008, to review 2007 financial results. You can access the conference call live by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 8, 2008 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 268368. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; our ability to complete construction of the office building for MeadWestvaco within budget and in a timely manner; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2006 Annual Report on Form 10-K as revised in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, both of which are available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Net sales:
Petroleum additives	$361.1	$304.2	$1,359.7	$1,252.6
All other (a)	3.0	2.0	15.2	10.7

Total	$364.1	$306.2	$1,374.9	$1,263.3

Segment operating profit:
Petroleum additives before special items	$28.7	$19.6	$129.4	$100.3
Special items income, net (b)	—	1.6	—	4.1

Petroleum additives	28.7	21.2	129.4	104.4

All other (a)	(2.3)	(0.2)	(6.7)	(0.9)

Segment operating profit	26.4	21.0	122.7	103.5
Corporate unallocated expense	(3.6)	(3.2)	(13.8)	(12.9)
Special items (c)	—	—	—	13.0
Interest expense	(2.8)	(3.7)	(11.6)	(15.4)
Loss on early extinguishment of debt (d)	—	(11.2)	—	(11.2)
Other income, net	0.6	0.8	3.1	3.0

Income from continuing operations before income taxes	$20.6	$3.7	$100.4	$80.0

Net income:
Income from continuing operations excluding special items	$15.4	$9.4	$69.0	$48.5
Special items (b) (c) (e)	11.6	(6.0)	9.5	3.8
Discontinued operations (f)	—	1.1	16.8	5.2

Net income	$27.0	$4.5	$95.3	$57.5

Basic earnings per share:
Earnings excluding discontinued operations and special items	$0.96	$0.54	$4.09	$2.82
Special items (b) (c) (e)	0.73	(0.35)	0.57	0.22
Discontinued operations (f)	—	0.07	1.00	0.30

Basic earnings per share	$1.69	$0.26	$5.66	$3.34

Diluted earnings per share:
Income from continuing operations excluding special items	$0.96	$0.53	$4.07	$2.78
Special items (b) (c) (e)	0.72	(0.34)	0.56	0.22
Discontinued operations (f)	—	0.07	0.99	0.30

Diluted earnings per share	$1.68	$0.26	$5.62	$3.30

Notes to Segment Results and Other Financial Information

(a)	During the second quarter 2007 and after the settlement of the Arbitration Actions with Innospec Inc. (Arbitration Actions) and the resulting termination of the tetraethyl lead (TEL) marketing agreements with Innospec Inc. (see note f), we determined the continuing operations of our TEL business no longer represented a significant segment. As a result, we have reclassified the continuing results of our TEL business in the “All other” caption above. Also included in the “All other” caption is certain contract manufacturing of Ethyl Corporation. Prior periods have been reclassified.
(b)	Special items income for 2006 in petroleum additives includes a gain associated with a legal settlement related to transportation charges of $3.3 million ($2.1 million after tax) for twelve months 2006 and $0.7 million ($0.5 million after tax) for fourth quarter 2006. In addition, special items income in petroleum additives also includes a net gain of approximately $0.9 million ($0.5 million after tax) for both the twelve months 2006 and fourth quarter 2006 resulting from other legal settlements.
(c)	Twelve months 2006 includes a $5.3 million gain ($3.3 million after tax) related to an earn-out agreement for certain pharmaceutical intellectual property that we sold in 1994; a $4.4 million gain ($2.9 million after tax) for interest on an income tax settlement; and a $3.3 million gain ($2.0 million after tax) on the sale of property.
(d)	In December 2006 in a tender offer, we purchased $149.75 million of the outstanding $150 million aggregate principal amount of our 8.875% senior notes due 2010. As a result of the transaction, we recognized a loss of $11.2 million ($7.0 million after tax) on the early extinguishment of debt for both twelve months 2006 and fourth quarter 2006. This loss included the write-off of unamortized deferred financing costs of $2.6 million and cash paid associated with the purchase of $8.6 million. Subsequently in December 2006, we issued $150 million aggregate principal amount of 7.125% senior notes due in 2016.
(e)	Special items for 2007 primarily represents a reversal of deferred tax provisions that were previously provided on the undistributed earnings of certain foreign subsidiaries following our determination that no dividends would be paid by these subsidiaries for the foreseeable future. The twelve months 2007 amount was $9.5 million and the fourth quarter 2007 after tax amount was $11.6 million.
(f)	Discontinued operations reflect the settlement of the Arbitration Actions and the resulting termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business was $22.8 million ($14.6 million after tax or $.84 per share) for twelve months 2007. The remaining amounts for the 2007 and 2006 periods represent the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Net sales	$364,119	$306,162	$1,374,874	$1,263,297
Cost of goods sold (a)	291,563	241,945	1,078,302	999,211

Gross profit	72,556	64,217	296,572	264,086
Selling, general, and administrative expenses	29,655	29,931	111,115	109,191
Research, development, and testing expenses	20,447	19,999	76,834	70,263
Special items income (b)	—	3,732	—	14,825

Operating profit	22,454	18,019	108,623	99,457
Interest and financing expenses	2,814	3,714	11,557	15,403
Loss on early extinguishment of debt (c)	—	11,209	—	11,209
Other income, net (d)	976	615	3,358	7,117

Income from continuing operations before income taxes	20,616	3,711	100,424	79,962
Income tax (benefit) expense (e)	(6,380)	369	21,874	27,651

Income from continuing operations	26,996	3,342	78,550	52,311
Discontinued operations (f):
Gain on settlement of discontinued business (net of tax)	—	—	14,554	—
Income from operations of discontinued business (net of tax)	—	1,118	2,217	5,211

Net income	$26,996	$4,460	$95,321	$57,522

Basic earnings per share
Income from continuing operations	$1.69	$0.19	$4.66	$3.04
Discontinued operations (f)	—	0.07	1.00	0.30

	$1.69	$0.26	$5.66	$3.34

Diluted earnings per share
Income from continuing operations	$1.68	$0.19	$4.63	$3.00
Discontinued operations (f)	—	0.07	0.99	0.30

	$1.68	$0.26	$5.62	$3.30

Shares used to compute basic earnings per share	16,001	17,281	16,841	17,223

Shares used to compute diluted earnings per share	16,117	17,415	16,957	17,407

Cash dividends declared per share	$0.20	$0.125	$0.575	$0.50

Notes to Consolidated Statements of Income

(a)	Twelve months 2006 and fourth quarter 2006 include certain settlement cost of $2.1 million ($1.3 million after tax).
(b)	Twelve months 2006 includes a $5.3 million gain ($3.3 million after tax) related to an earn-out agreement for certain pharmaceutical intellectual property that we sold in 1994; a $3.3 million gain ($2.1 million after tax) associated with a legal settlement related to transportation charges; a $3.0 million net gain ($1.9 million after tax) resulting from other legal settlements; and a $3.3 million gain ($2.0 million after tax) on the sale of property. The fourth quarter 2006 includes $0.7 million gain ($0.5 million after tax) associated with the legal settlement related to transportation charges and $3.0 million net gain ($1.9 million after tax) resulting from the other legal settlements.
(c)	In December 2006 in a tender offer, we purchased $149.75 million of the outstanding $150 million aggregate principal amount of our 8.875% senior notes due 2010. As a result of the transaction, we recognized a loss of $11.2 million ($7.0 million after tax) on the early extinguishment of debt for both twelve months 2006 and fourth quarter 2006. This loss included the write-off of unamortized deferred financing costs of $2.6 million and cash paid associated with the purchase of $8.6 million. Subsequently in December 2006, we issued $150 million aggregate principal amount of 7.125% senior notes due in 2016.
(d)	Other income, net for twelve months 2006 includes a gain of $4.4 million for interest on an income tax settlement. The after tax gain amounted to $2.9 million.
(e)	Income tax (benefit) expense for both twelve months 2007 and fourth quarter 2007 includes a special item primarily representing a reversal of deferred tax provisions that were previously provided on the undistributed earnings of certain foreign subsidiaries following our determination that no dividends would be paid by these subsidiaries for the foreseeable future. The twelve months 2007 amount was $9.5 million and the fourth quarter 2007 amount was $11.6 million
(f)	Discontinued operations reflect the settlement of the Arbitration Actions and the resulting termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business was $22.8 million ($14.6 million after tax or $.84 per share) for twelve months 2007. The income from operations for the 2007 and 2006 periods represent the after tax earnings of the discontinued operations. Income from operations before tax amounted to $3.5 million for twelve months 2007, $1.8 million for the fourth quarter 2006, and $8.2 million for twelve months 2006.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31 2007 (unaudited)	December 31 2006
ASSETS
Current assets:
Cash and cash equivalents	$71,872	$60,300
Restricted cash	190	240
Trade and other accounts receivable, less allowance for doubtful accounts ($1,059 - 2007; $835 - 2006)	207,190	198,243
Inventories	193,694	185,581
Deferred income taxes	18,727	12,277
Prepaid expenses	3,368	5,319

Total current assets	495,041	461,960

Property, plant and equipment, at cost	789,634	751,355
Less accumulated depreciation and amortization	606,072	589,241

Net property, plant and equipment	183,562	162,114

Prepaid pension cost	2,616	85
Deferred income taxes	21,396	30,088
Other assets and deferred charges	22,764	38,838
Intangibles, net of amortization	45,555	51,708

Total assets	$770,934	$744,793

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$104,636	$81,623
Accrued expenses	57,043	59,692
Dividends payable	3,154	2,162
Book overdraft	6,249	2,549
Long-term debt, current portion	736	691
Income taxes payable	5,843	13,466

Total current liabilities	177,661	160,183

Long-term debt	157,061	152,748
Other noncurrent liabilities	119,205	130,460

Shareholders’ equity Common stock and paid in capital (without par value) Issued - 15,566,225 in 2007 and 17,289,860 in 2006	5,235	88,263
Accumulated other comprehensive loss	(34,360)	(47,165)
Retained earnings	346,132	260,304

	317,007	301,402

Total liabilities and shareholders’ equity	$770,934	$744,793